Filed Pursuant to Rule 424(b)(3)
File Numbers 333-164288, 333- 173058, 333-175216

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1
to Prospectus dated July 11, 2011

ORAMED PHARMACEUTICALS, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated July 11, 2011.

This Prospectus Supplement No. 1 contains our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2011 we filed with the Securities and Exchange Commission on July 13, 2011. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants or options.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, our Prospectus, dated July 11, 2011, filed with the Securities and Exchange Commission on July 13, 2011, as supplemented by this Prospectus Supplement No. 1, is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-164288, 333- 173058 and 333-175216.

Our common stock is quoted on the OTC Bulletin Board, or the OTCBB, under the symbol “ORMP.OB”.  On July 14, 2011, the last reported bid price per share of our common stock as quoted on the OTCBB was $0.32 per share.

See the “Risk Factors” section beginning on page 6 of the Prospectus and the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 13, 2011 for a discussion of certain risks that you should consider before investing in our securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is July 18, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the quarterly period ended May 31, 2011

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the transition period from _________ to _________

Commission file number: 000-50298

ORAMED PHARMACEUTICALS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0376008
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
Hi-Tech Park 2/5 Givat Ram PO Box 39098 Jerusalem, Israel	91390
(Address of Principal Executive Offices)	(Zip Code)

+ 972-2-566-0001
(Registrant's Telephone Number, Including Area Code)

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☐    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐    No ☒

As of July 12, 2011 there were 70,104,583 shares of the issuer's Common Stock, $.001 par value, outstanding.

ORAMED PHARMACEUTICALS INC.

FORM 10-Q

TABLE OF CONTENTS

PART I – FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

ORAMED PHARMACEUTICALS INC.
 (A development stage company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF MAY 31, 2011

ORAMED PHARMACEUTICALS INC.
 (A development stage company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF MAY 31, 2011

ORAMED PHARMACEUTICALS INC.
(A development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars

	May 31,	August 31,
	2011	2010
	Unaudited	Audited
Assets

CURRENT ASSETS:
Cash and cash equivalents	$1,920,132	$1,199,638
Short term bank deposits	1,795,765	100,000
Marketable securities	620,402	-
Restricted cash	16,000	16,008
Accounts receivable - other	562,162	59,175
Prepaid expenses	9,063	1,859
Related parties	7,530	7,689
Grants receivable from the Chief Scientist	-	12,438
T o t a l current assets	4,931,054	1,396,807

LONG TERM DEPOSITS AND INVESTMENT	10,509	10,582
PROPERTY AND EQUIPMENT, net	22,134	43,499
T o t a l assets	$4,963,697	$1,450,888

Liabilities and stockholders' equity

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$312,555	$411,330
Account payable with former shareholder	47,252	47,252
T o t a l current liabilities	359,807	458,582

PROVISION FOR UNCERTAIN TAX POSITIONS	162,034	162,034

COMMITMENTS

STOCKHOLDERS' EQUITY:
Common stock of $ 0.001 par value - authorized: 200,000,000 shares at May 31, 2011 and August 31, 2010; issued and outstanding: 70,104,583 at May 31, 2011 and 57,565,321 shares at August 31, 2010, respectively	70,104	57,565
Other accumulated comprehensive income	38,425
Additional paid-in capital	18,107,586	13,758,761
Deficit accumulated during the development stage	(13,774,259)	(12,986,054)
T o t a l stockholders' equity	4,441,856	830,272
T o t a l liabilities and stockholders' equity	$4,963,697	$1,450,888

The accompanying notes are an integral part of the consolidated financial statements.

ORAMED PHARMACEUTICALS INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
U.S. dollars

					Period
					from April
					12, 2002
					(inception)
	Nine months ended		Three months ended		through
	May 31,	May 31,	May 31,	May 31,	May 31,
	2011	2010	2011	2010	2011
	Unaudited

RESEARCH AND DEVELOPMENT EXPENSES	$869,166	$871,285	$241,350	$355,228	$7,561,706
IMPAIRMENT OF INVESTMENT					434,876
GENERAL AND ADMINISTRATIVE EXPENSES	971,143	944,074	350,127	450,730	6,653,566
OPERATING LOSS (INCOME)	1,840,309	1,815,359	591,477	805,958	14,650,148
FINANCIAL INCOME	(32,632)	(15,897)	(22,587)	(4,981)	(193,432)
FINANCIAL EXPENSE	13,532	11,761	6,744	5,242	176,009
GAIN ON SALE OF INVESTMENT	(1,033,004)		(1,033,004)		(1,033,004)
LOSS (INCOME) BEFORE TAXES ON INCOME	788,205	1,811,223	(457,370)	806,219	13,599,721
TAXES ON INCOME	-	-	-	-	174,538
NET LOSS (INCOME) FOR THE PERIOD	$788,205	$1,811,223	$(457,370)	$806,219	$13,774,259
LOSS (INCOME) PER COMMON SHARE:
Basic and diluted	$0.01	$0.03	$(0.01)	$0.01
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF LOSS (INCOME) PER SHARE:
Basic	63,278,472	57,349,130	69,049,995	57,466,907
Diluted	63,278,472	57,349,130	72,410,339	57,466,907

The accompanying notes are an integral part of the consolidated financial statements.

ORAMED PHARMACEUTICALS INC.
(A development stage company)
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
U.S. dollars

					Deficit
					accumulated
			Additional	Other	during the	Total
	Common Stock		paid-in	comprehensive	development	stockholders'
	Shares	$	capital	income	stage	equity
BALANCE AS OF APRIL 12, 2002 (inception)	34,828,200	$34,828	$18,872			$53,700
CHANGES DURING THE PERIOD FROM APRIL 12, 2002 THROUGH AUGUST 31, 2009 (audited):
SHARES CANCELLED	(19,800,000)	(19,800)	19,800			-
SHARES ISSUED FOR INVESTMENT IN ISTI-NJ	1,144,410	1,144	433,732			434,876
SHARES ISSUED FOR OFFERING COSTS	1,752,941	1,753	(1,753)			-
SHARES AND WARRANTS ISSUED FOR CASH– NET OF ISSUANCE EXPENSES	37,359,230	37,359	7,870,422			7,907,781
SHARES ISSUED FOR SERVICES	621,929	622	367,166			367,788
SHARES TO BE ISSUED FOR SERVICES RENDERED			203,699			203,699
CONTRIBUTIONS TO PAID IN CAPITAL			18,991			18,991
RECEIPTS ON ACCOUNT OF SHARES AND WARRANTS			6,061			6,061
SHARES ISSUED FOR CONVERSION OF CONVERTIBLE NOTE	550,000	550	274,450			275,000
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO EMPLOYEES AND DIRECTORS			2,864,039			2,864,039
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO CONSULTANTS			498,938			498,938
DISCOUNT ON CONVERTIBLE NOTE RELATED TO BENEFICIAL CONVERSION FEATURE			108,000			108,000
COMPREHENSIVE LOSS					(16)	(16)
IMPUTED INTEREST			15,997			15,997
NET LOSS					(10,008,662)	(10,008,662)
BALANCE AS OF AUGUST 31, 2009 (audited)	56,456,710	56,456	12,698,414		(10,008,678)	2,746,192
SHARES ISSUED FOR SERVICES RENDERED	1,108,611	1,109	248,741			249,850
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO EMPLOYEES AND DIRECTORS			690,882			690,882
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO CONSULTANTS			116,944			116,944
IMPUTED INTEREST			3,780			3,780
NET LOSS					(2, 977, 376)	(2,977,376)
BALANCE AS OF AUGUST 31, 2010 (audited)	57,565,321	57,565	13,758,761		(12,986,054)	830,272
SHARES ISSUED FOR SERVICES RENDERED	730,636	731	226,838			227,569
SHARES AND WARRANTS ISSUED FOR CASH	11,808,626	11,808	3,682,404			3,694,212
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO EMPLOYEES AND DIRECTORS			423,787			423,787
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO CONSULTANTS			12,959			12,959
UNREALIZED GAIN FROM AVAILABLE-FOR-SALE SECURITIES				38,425		38,425
IMPUTED INTEREST			2,837			2,837
NET LOSS					(788,205)	(788,205)
BALANCE AS OF May 31, 2011 (unaudited)	70,104,583	$70,104	$18,107,586	$$38,425	$(13,774,259)	$4,441,856

The accompanying notes are an integral part of the consolidated financial statements

ORAMED PHARMACEUTICALS INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars

	Nine months ended		Period from April 12, 2002 (inception date) through
	May 31,		May 31,
	2011	2010	2011
	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(788,205)	$(1,811,223)	$(13,774,259)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation	22,840	23,809	100,644
Amortization of debt discount	-	-	108,000
Transaction gains (losses)	(6,120)	317	(6,798)
Stock based compensation	436,746	744,328	4,607,549
Shares issued for services rendered	227,569		845,207
Gain on sale of investment	(1,033,004)		(1,033,004)
Impairment of investment	-	-	434,876
Imputed interest	2,837	2,836	22,614
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(47,594)	38,717	(128,755)
Restricted cash	8	(8)	(16,000)
Accounts payable and accrued expenses	(98,775)	(82,251)	312,555
Provision for uncertain tax position	-	-	162,034
Total net cash used in operating activities	(1,283,698)	(1,083,475)	(8,161,626)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,475)	-	(122,778)
Acquisition of short-term investments	(1,690,952)	-	(5,418,952)
Proceeds from sale of Short term investments	-	500,000	3,628,000
Lease deposits, net	2,407	1,115	(7,509)
Total net cash derived from (used in) investing activities	(1,690,020)	501,115	(1,921,239)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock and warrants - net of issuance expenses	3,694,212	-	11,655,693
Receipts on account of shares issuances	-	-	6,061
Proceeds from convertible notes	-	-	275,000
Proceeds from short term note payable	-	-	120,000
Payments of short term note payable	-	-	(120,000)
Shareholder advances	-	-	66,243
Net cash provided by financing activities	3,694,212	-	12,002,997

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	720,494	(582,360)	1,920,132
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,199,638	1,716,866	-
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,920,132	$1,134,506	$1,920,132
Non cash investing and financing activities:
Shares issued for offering costs			$1,753
Contribution to paid in capital			$18,991
Discount on convertible note related to beneficial conversion feature			$108,000

As disclosed in note 2, in the nine months ended May 31, 2011, we sold 47% of Entera's outstanding share capital for non-cash proceeds of net $1,031,977.

The accompanying notes are an integral part of the consolidated financial statements.

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

a.	General:

1.
Oramed Pharmaceuticals Inc. (the “Company”) was incorporated on April 12, 2002, under the laws of the State of Nevada. From incorporation until March 3, 2006, the Company was an exploration stage company engaged in the acquisition and exploration of mineral properties. On February 17, 2006, the Company entered into an agreement with Hadasit Medical Services and Development Ltd (the “First Agreement”) to acquire the provisional patent related to orally ingestible insulin pill to be used for the treatment of individuals with diabetes. The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations.

On May 14, 2007, the Company incorporated a wholly-owned subsidiary in Israel, Oramed Ltd., which is engaged in research and development. Unless the context indicates otherwise, the term “Group” refers to Oramed Pharmaceuticals Inc. and its Israeli subsidiary, Oramed Ltd (the “Subsidiary”).

On March 11, 2011, the Company was reincorporated from the State of Nevada to the State of Delaware.

The Group is engaged in research and development in the biotechnology field and is considered a development stage company in accordance with ASC Topic 915 “Development Stage Entities”.

The accompanying unaudited interim consolidated financial statements as of May 31, 2011 and for the nine months then ended, have been prepared in accordance with accounting principles generally accepted in the United States relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The accounting principles applied in the preparation of the interim statements are consistent with those applied in the preparation of the annual financial statements; however,- the interim statements do not include all the information and explanations required for the annual financial statements. The condensed consolidated balance sheet data as of August 31, 2010 was derived from the Company’s audited financial statements, but does not include all disclosures required by generally accepted accounting principles. For additional information, including the Company’s significant accounting policies, refer to the consolidated financial statements and related footnotes in the Company’s fiscal 2010 Annual Report on Form 10-K. Operating results for the nine months ended May 31, 2011, are not necessarily indicative of the results that may be expected for the year ending August 31, 2011.

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

2.	Going concern considerations

The accompanying unaudited interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has net losses for the period from inception (April 12, 2002) through May 31, 2011 of $13,774,259 as well as negative cash flow from operating activities. Presently, the Company does not have sufficient cash resources to meet its requirements in the twelve months following May 31, 2011. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management is in the process of evaluating various financing alternatives as the Company will need to finance future research and development activities and general and administrative expenses through fund raising in the public or private equity markets. Although there is no assurance that the Company will be successful with those initiatives, management believes that it will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders, as well as on going funding from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel ("OCS"). See also note 4 for Securities Purchase Agreements to which the Company entered through May 31, 2011.

These consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability.

b.	Newly issued and recently adopted Accounting Pronouncements

1.
In June 2009, the FASB updated accounting guidance relating to variable interest entities. As applicable to the Company, this became effective on September 1, 2010. As applicable to the Company, the adoption of the new guidance did not have a material impact on the consolidated financial statements.

2.
In May 2011, the FASB issued an accounting update that amends ASC 820 - "Fair Value Measurement" regarding fair value measurements and disclosure requirements. The amendments are effective during interim and annual periods beginning after December 15, 2011 and are to be applied prospectively. The accounting update will be applicable to the Company beginning in the second third quarter of fiscal year 2012. The Company will update its fair value disclosures to comply with the updated disclosure requirements.

3.
In June 2011, the FASB issued an update to Accounting Standards Codification (ASC) No. 220, “Presentation of Comprehensive Income,” which eliminates the option to present other comprehensive income and its components in the statement of shareholders’ equity. The Company can elect to present the items of net income and other comprehensive income in a single continuous statement of comprehensive income or in two separate, but consecutive, statements. Under either method the statement would need to be presented with equal prominence as the other primary financial statements. The amended guidance, which must be applied retroactively, is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with earlier adoption permitted.

c.	Reclassifications

Certain figures in respect of prior period have been reclassified to conform to the current period presentation.

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 2 - AGREEMENT WITH D.N.A BIOMEDICAL SOLUTIONS LTD.

In June 2010, the Subsidiary entered into an agreement with D.N.A Biomedical Solutions Ltd ("D.N.A"), for the establishment of a new company, Entera Bio Ltd. ("Entera"), ("the JV Agreement").

According to the JV Agreement, D.N.A invested $600,000 in Entera, and Entera was owned in equal parts by the subsidiary and D.N.A. In consideration for 50% of Entera's shares, the Subsidiary entered into a Patent License Agreement with Entera, according to which, the Subsidiary out-licensed to Entera a technology for the development of oral delivery drugs for certain actions. Entera's Chief Executive Officer was granted options to purchase ordinary shares of Entera, reflecting 9.9% of Entera's share capital.

In the event that Entera has not obtained third-party financing by June 1, 2011, or such other date mutually agreed upon by the parties, each of the Subsidiary and D.N.A would be required to make a capital contribution to Entera in the amount of $150,000. As a result of our sale of 47% of Entera's outstanding share capital in March 2011, as described below, this capital contribution was not required to be made.

Mr. Zeev Bronfeld, who is one of D.N.A 's directors controlling shareholders, is also an affiliated shareholder of the Company.

The Group has concluded Entera is a variable interest entity (a "VIE"), according to the terms of the JV Agreement. As further discussed in Note 1 to the annual financial statements, a new accounting standard which became effective  as applicable to the Company, on September 1,2010  related to accounting for and consolidation of VIEs. According to  this standard, the Group reviewed several factors to determine whether the Company is the primary beneficiary of Entera, including an assessment whether the Group  including its related parties and defacto agents )has the power to direct the activities of Entera that most significantly impact Entera's economic performance and has the obligation to absorb losses of Entera that could potentially be significant to Entera; or the right to receive benefits from Entera that could potentially be significant to Entera). Based on those factors, the Group determined that it was not the primary beneficiary of Entera.  Until March 31, 2011, the Group recognized its share of losses from this entity under the equity method, offset with a corresponding amount of revenue recognition on the out-license agreement.

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 2 - AGREEMENT WITH D.N.A BIOMEDICAL SOLUTIONS LTD. (continued):

On February 22, 2011, the Subsidiary entered into a share purchase agreement with D.N.A for the sale of 47% of Entera's outstanding share capital on an undiluted basis. The closing of that transaction took place on March 31, 2011. As consideration for the Entera shares, the Subsidiary received a promissory note issued by D.N.A in the principal amount of $450,000, with an annual interest rate of 0.45%, to be paid within four months from closing, and 8,404,667 ordinary shares of D.N.A (the "D.N.A Shares"), having a fair value of $581,977 as of the closing date of the transaction. The D.N.A Shares are listed on the Tel Aviv Stock Exchange ("TASE") and their tradability is restricted for a period of 6 months from the closing date of the transaction according to TASE policy with regards to private placements. As a result, such fair value of the D.N.A. Shares at the closing date reflects a discount on the quoted price. The promissory note is secured by a personal guarantee of the D.N.A majority shareholders.

D.N.A.'s securities are classified as available-for-sale and reported at fair value with unrealized gains and losses, net of related tax, recorded as a separate component of other comprehensive income in equity until realized. Unrealized losses that are considered to be other-than-temporary are charged to statement of operations as an impairment charge and are included in the consolidated statement of operations under financial expenses. Realized gains and losses on sales of the securities are included in the consolidated statement of operations as financial income or expenses.

In addition, on closing date, D.N.A participated in the Company's private placement, at same investment terms granted to other investors at that period, for which it received 781,250 shares of our common stock and five-year warrants to purchase 273,438 shares of common stock at an exercise price of $0.50 per share for $250,000.

As part of the transaction, the Subsidiary entered into a patent transfer agreement (that replaced the original license agreement) according to which, the Subsidiary assigned to Entera all of its right, title and interest in and to the patent application that it has licensed to Entera since August 2010.  Under this agreement, the Subsidiary is entitled to receive from Entera royalties of 3% of Entera's net revenues (as defined in the agreement) and a license back of that patent application for use in respect of diabetes and influenza.

Upon the closing, Oramed, Entera and D.N.A terminated the joint venture agreement, as amended, entered into on June 1, 2010 in connection with the formation of Entera.

The Subsidiary recognized a gain on sale of investment of $1,033,004 from the transaction.

As a result of the above transaction, the Company no longer has the ability to exert significant influence over Entera and the remaining 3% interest is accounted for as a cost method investment.

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 3 - COMMITMENTS:

a.
Under the terms of the First Agreement with Hadasit (note 1a(1) above), the Company retained Hadasit to provide consulting and clinical trial services. As remuneration for the services provided under the agreement, Hadasit is entitled to $200,000. The primary researcher for Hadasit is Dr. Miriam Kidron, a director and officer of the Company. The funds paid to Hadasit under the agreement are deposited by Hadasit into a research fund managed by Dr. Kidron. Pursuant to the general policy of Hadasit with respect to its research funds, Dr. Kidron is entitled to receive from Hadasit a management fee in the rate of 10% of all the funds paid by the Company into this research fund. The total amount paid to Dr. Kidron out of this fund was $10,214.

On January 7, 2009, the Company entered into a second agreement with Hadasit (the “Second Agreement”) which confirms that Hadasit has conveyed, transferred and assigned all of its ownership rights in the patents acquired under the First Agreement to the Company, and certain other patents filed by the Company after the First Agreement as a result of the collaboration between the Company and Hadasit.

On July 8, 2009 the Company entered into a third agreement with Hadasit, Prof. Itamar Raz and Dr. Miriam Kidron ("the Third Agreement"), to provide consulting and clinical trial services. According to the Third Agreement, Hadasit will be entitled to a total consideration of $400,000 to be paid by Oramed; $200,000 of this amount was agreed in the terms of the First Agreement, and the remaining of $200,000 will be paid in accordance with the actual progress of the study. The total amount that was paid through May 31, 2011 was $400,000.

b.	As to a Clinical Trial Manufacturing Agreement with Swiss Caps AG, see note 5.

c.
On September 19, 2007 the Subsidiary entered into a lease agreement for its office facilities in Israel. The lease agreement is for a period of 51 months, and will end on December 31, 2011. The monthly lease payment is NIS 2,396 and is linked to the increase in the Israeli consumer price index, (as of May 31, 2011 the monthly payment in the Company's functional currency is $697, the future annual lease payments under the agreement for the years ending August 31, 2011 and 2012 are $8,365 and $2,788, respectively).

As security for its obligation under this lease agreement the Company provided a bank guarantee in an amount equal to three monthly lease payments.

d.
On April 21, 2009, the subsidiary entered into a consulting service agreement with ADRES Advanced Regulatory Services Ltd. (“ADRES”) pursuant to which ADRES will provide consulting services relating to quality assurance and regulatory processes and procedures in order to assist the subsidiary in submission of a U.S. IND according to FDA regulations. In consideration for the services provided under the agreement, ADRES will be entitled to a total cash compensation of $211,000, of which the amount of $110,000 will be paid as a monthly fixed fee of $10,000 each month for 11 months commencing May 2009, and the remaining $101,000 will be paid based on achievement of certain milestones; $160,000 of the total amount was paid through May 31, 2011, of that $30,000 were paid for completing the three first milestones.

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 3 - COMMITMENTS (continued):

e.
On February 10, 2010, the Subsidiary entered into an agreement with Vetgenerics Research G. Ziv Ltd, a clinical research organization (CRO), to conduct a toxicology trial on its oral insulin capsules. The total cost estimated for the studies is €107,100 ($154,271) of which €80,993 ($116,665) was paid through May 31, 2011.

f.
On May 2, 2010, the Subsidiary entered into an agreement with SAFC Pharma, a division of the Sigma-Aldrich Corporation, to develop a process to produce one of its oral capsule ingredients, for a total estimated consideration of $269,600, of which $181,303 was paid through May 31, 2011.

g.
On July 5, 2010, the Subsidiary of the Company entered into a Manufacturing Supply Agreement (MSA) with Sanofi-Aventis Deutschland GMBH ("sanofi-aventis"). According to the MSA, sanofi-aventis will supply the subsidiary with specified quantities of recombinant human insulin to be used for clinical trials in the USA.

h.
On January 2, 2011, the Company entered into a consulting agreement with a third party (the "Advisor”) for a period of 24 months, pursuant to which the Advisor will provide financial services, advice and assistance in connection with fund raisings in the public or private equity markets. In consideration for the services provided the Advisor will be entitled to monthly fee of $3,500 payable in cash in respect of the first 18 months of the term of this agreement and subject to the closing of the Company's first round of financing conducted by the Advisor, a certain finders fee on financing transactions conducted by the Advisor and a warrant to purchase up to 2,000,000 shares of the Company. The warrant will have a term of five years and an exercise price of $0.50 per Share. The warrant will vest and be exercisable only upon achieving certain milestones, with respect to the Company’s market capitalization and trading volume, and prior to the second anniversary of the date of issuance, as determined in the agreement. The warrants were granted on March 16, 2011. See also note 4 as to financing achieved by the Advisor in April 2011.

i.
On February 15, 2011, the Subsidiary entered into a consulting agreement with a third party (“the Consultant”) for a period of five years, pursuant to which the Consultant will provide consultation on scientific and clinical matters. The Consultant is entitled to a fixed monthly fee of $8,000, royalties of 8% of the net royalties actually received by the Subsidiary in respect of the patent that was sold to Entera on February 22, 2011 (see note 2) and an option to purchase up to 250,000 shares of common stock, par value $0.001 per share, of the Company at an exercise price of $0.50 per share. The option vest in five annual installments commencing February 16, 2012 and expire on February 16, 2021.  The initial fair value of the option on the date of grant, was $71,495, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 113.80%; risk-free interest rates of 3.42%; and the remaining contractual life of 10 years. The fair value of the options granted is measured on a final basis at the end of the related service period and is recognized over the related service period using the straight-line method.

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 3 - COMMITMENTS (continued):

j.
On May 13, 2011, the Company entered into a consulting agreement with a third party ("the Consultant”) for a period of 12 months, pursuant to which the Consultant will provide investors relations services and will be entitled to a cash monthly fee of $4,000, that may be increased up to $10,000 upon the completion of a $5,000,000 capital raise by the Company. In addition, the Consultant is entitled to a warrant to purchase up to 32,000 shares of the Company. The warrant will have a term of five years and an exercise price of $0.50 per Share and will vest in 12 installments in the period from October 2011 to May 2016.

k.	Grants from the Chief Scientist Office of the Ministry of Industry, Trade and Labor of Israel ("OCS")

The Subsidiary is obligated to pay royalties to the OCS on proceeds from the sale of products developed from research and development activities that were funded, partially, by grants from the OCS. In the case of failure of a project that was partly financed as described above, the Company is not obligated to pay any such royalties or repay funding received from the OCS.

Under the terms of the funding arrangements with the OCS, royalties of 3% to 3.5% are payable on the sale of products developed from projects funded by the OCS, which payments shall not exceed, in the aggregate, 100% of the amount of the grant received (dollar linked), plus interest at annual rate based on LIBOR. In addition, if the Company receives approval to manufacture the products developed with government grants outside the State of Israel, it will be required to pay an increased total amount of royalties (possibly up to 300% of the grant amounts plus interest), depending on the manufacturing volume that is performed outside the State of Israel, and, possibly, an increased royalty rate.

As of May 31, 2011, the subsidiary has not yet realized any revenues from the said project and did not incur any royalty liability.

For the nine months period ended May 31, 2011, the research and development expenses are presented net of OCS Grants, in the total of $277,642. For the year ended August 31, 2010 the OCS Grants were $350,198.

NOTE 4 - STOCK HOLDERS’ EQUITY:

Between November 2010 and February 2011 the Company entered into Securities Purchase Agreements with a few accredited investors for the sale of 9,706,250 units at a purchase price of $0.32 per unit for total consideration of $3,106,000. Each unit consisted of one share of the Company's common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase 0.35 a share of common stock exercisable for five years at an exercise price of $0.50 per share.

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 4 - STOCK HOLDERS’ EQUITY (continued):

In March 2011, in connection with the securities purchase agreement, as described herein above, the Company issued 196,750 shares of the Company's common stock and warrants to purchase 70,864 shares of common stock to three individuals, as finders fees. The fair value of the shares at the date of grant was $59,778, and the fair value of the warrants at that date was $21,744, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 113.74% - 113.66%; risk-free interest rates of 2.11% - 2.19%; and the remaining contractual life of 5 years.

On March 31, 2011, the Company consummated a Securities Purchase Agreement with D.N.A for the sale of 781,250 shares of common stock and warrants to purchase up to 273,438 shares of common stock, for a total purchase price of $250,000 in cash.  The shares and warrants were sold in units at a price per unit of $0.32, each unit consisting of one share of common stock and a warrant to purchase 0.35 of a share of common stock. The warrants have an exercise price of $0.50 per share and a term of five years commencing from the closing of the transaction. See also note 2.

In April 2011, the Company entered into Securities Purchase Agreements with nine accredited investors for the sale of 1,124,375 units at a purchase price of $0.32 per unit for total consideration of $359,800. Each unit consisted of one share of the Company's common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase 0.35 a share of common stock exercisable for five years at an exercise price of $0.50 per share. The Company paid $21,588 and will issue 67,462 warrants as finders fee. The fair value of the warrants at that date was $15,211, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 113.50%; risk-free interest rates of 2.09%; and the remaining contractual life of 5 years.

In May 2011, the Company issued 176,923 shares of our common stock, valued at $47,769, in the aggregate, to Swiss as settlement of our liability for services rendered in the past.

In May 2011, the Company issued 200,000 shares of our common stock, valued at $60,000, in the aggregate, to New Castle Consulting, LLC as remuneration for services to be rendered during the six month period commencing May 4, 2011.

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 5 - STOCK BASED COMPENSATION:

The following are stocks issued for services, stock options and warrants transactions made during the nine months ended May 31, 2011:

On October 30, 2006 the Company entered into a Clinical Trial Manufacturing Agreement with Swiss Caps AG (“Swiss”), pursuant to which Swiss would manufacture and deliver the oral insulin capsule developed by the Company. In consideration for the services being provided to the Company by Swiss, the Company agreed to pay a certain predetermined amounts which are to be paid in common stocks of the Company, the number of stocks to be issued is based on the invoice received from Swiss, and the stock market price 10 days after the invoice was issued. The Company accounted for the transaction with Swiss according to FASB ASC 480 "Distinguishing Liabilities from Equity".

On September 11, 2010 and January 11, 2011 the Company issued 253,714 and 100,000 shares of its common stock to Swiss as remuneration for the services provided, for total of $88,800 and $31,000, respectively.

As to warrants and options granted to third parties, see notes 3h, 3i, 3j and 4.

The Company recognized $436,746 of stock based compensation expense during the nine months ended May 31, 2011 related to options granted to employees and consultants, $432,543 of which relates to options granted in prior years.

NOTE 6 - SHORT TERM BANK DEPOSITS:

Amount represents bank deposits with an original maturity of more than three months but less than one year.

	Annual interest
	May 31,	August 31,	May 31,	August 31,
	2011	2010	2011	2010
	Unaudited	Audited	Unaudited	Audited
	%	%
In US Dollars	0.6	0.4	$1,502,762	$100,000
In NIS	2.2		293,003
			$1,795,765	$100,000

ORAMED PHARMACEUTICALS Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 7 - FAIR VALUE:

The Company measures fair value and discloses fair value measurements for financial assets. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent.

Marketable securities consist of equity securities classified as available-for-sale and are recorded at fair value.  The fair value of the restricted securities is measured based on the quoted prices of the otherwise identical unrestricted securities, adjusted for the effect of the restriction by applying a proper discount. The discount was determined with reference to other similar restricted instruments. Similar securities, with no restriction on tradability, are quoted on an active market.

The following table summarizes the activity for those financial assets where fair value measurements are estimated utilizing Level 3 inputs:

	Nine months ended
	May, 31
	2011	2010
	Unaudited	Unaudited
Carrying value at the beginning of the period	$-	$-
Additions - see note 2	581,977
Net change to fair value-	38,425
Included in other comprehensive income	$620,402	$-

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the related notes included elsewhere herein and in our consolidated financial statements, accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K for the year ended August 31, 2010.

This Quarterly Report on Form 10-Q (including the section regarding Management's Discussion and Analysis of Financial Condition and Results of Operations) contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this Quarterly Report on Form 10-Q  Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this Quarterly Report on Form 10-Q reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under "Item 1A – Risk Factors" in our Annual Report on Form 10-K for the year ended August 31, 2010, and filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on November 29, 2010, as well as those discussed elsewhere in our annual report and in this Quarterly Report on Form 10-Q. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Quarterly Report on Form 10-Q. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Quarterly Report on Form 10-Q. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this Quarterly Report on Form 10-Q which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

As used in this Quarterly Report on Form 10-Q, the terms “we”, “us”, “our”, the “Company”, and “Oramed” mean Oramed Pharmaceuticals Inc. and our subsidiary, Oramed Ltd., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

Overview of Operations

We are a pharmaceutical company engaged in the research and development of innovative pharmaceutical solutions, including an orally ingestible insulin capsule or tablet to be used for the treatment of individuals with diabetes, use of orally ingestible capsules, tablets or pills for delivery of other polypeptides.

Oramed was incorporated on April 12, 2002, in the State of Nevada under the name Iguana Ventures Ltd. Following the incorporation, the Company was an exploration stage company engaged in the acquisition and exploration of mineral properties. The Company was unsuccessful in implementing its business plan as a mineral exploration company. Accordingly, the Company decided to change the focus of its business by completing a share exchange with the shareholders of Integrated Security Technologies, Inc., a New Jersey private corporation (“ISTI”). On June 4, 2004, the Company changed its name to Integrated Security Technologies, Inc. by filing a Certificate of Amendment with the Nevada Secretary of State.  Effective June 14, 2004 the Company effected a 3.3:1 forward stock split, increasing the amount of authorized capital to 200,000,000 shares of common stock with the par value of $0.001 per share.  However, due to disappointing results of ISTI, on May 31, 2005, effective as of May 27, 2004 the Company terminated the share exchange agreement with the shareholders of ISTI.

On February 17, 2006, we executed an agreement with Hadasit Medical Services and Development Ltd. (“Hadasit”) to acquire provisional patent application No. 60/718716 and related intellectual property.  The provisional patent application No. 60/718716 relates to a method of preparing insulin so that it may be taken orally to be used in the treatment of individuals with diabetes.  On April 10, 2006, we changed our name from Integrated Security Technologies, Inc. to Oramed Pharmaceuticals Inc.  On August 31, 2006, based on provisional patent application No. 60/718716, we filed a patent application under the Patent Cooperation Treaty at the Israel Patent Office for “Methods and Compositions for Oral Administration of Proteins.”

On March 11, 2011, Oramed was reincorporated from the State of Nevada to the State of Delaware.

Recent Business Developments

On December 23, 2010, our wholly owned Israeli subsidiary, Oramed Ltd., was awarded a government grant amounting to a total net amount of NIS 2.9 million (approximately $807,000), from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel (the "OCS"), which was designated for research and development expenses for the period of July 2010 to June 2011.  Oramed Ltd. plans to use the funds to support further research and development and clinical study of its oral insulin capsule and Oral GLP1-analog. On June 1, 2010, our subsidiary, Oramed Ltd., entered into a joint venture agreement with D.N.A Biomedical Solutions Ltd. (formerly Laser Detect Systems Ltd), an Israeli company listed on the Tel Aviv Stock Exchange ("D.N.A"), for the establishment of a new company to be called Entera Bio Ltd. ("Entera"). Under the terms of a license agreement that was entered into between Oramed and Entera in August 2010, we out-licensed technology to Entera, on an exclusive basis, for the development of oral delivery drugs for certain indications to be agreed upon between the parties.  The out-licensed technology differs from our main delivery technology that is used for oral insulin and GLP 1 Analog and is subject to different patent applications. Entera's initial development effort is for an oral formulation for the treatment of osteoporosis.

On March 31, 2011, we consummated a transaction with D.N.A, whereby we sold to D.N.A 47% of Entera's outstanding share capital on an undiluted basis. As consideration for the Entera shares, we received a promissory note issued by D.N.A in the principal amount of $450,000, with an annual interest rate of 0.45%, to be paid within four months from closing, and 8,404,667 ordinary shares of D.N.A, having an aggregate market value of approximately $700,000 (at the closing date – a discounted value of $581,977).  The promissory note is secured by a personal guarantee of the D.N.A majority shareholders. In addition, D.N.A invested $250,000 in our private placement investment round, for which it received 781,250 shares of our common stock and five-year warrants to purchase 273,438 shares of common stock at an exercise price of $0.50 per share.

As part of the transaction, we entered into a patent transfer agreement (to replace the original license agreement) according to which, Oramed assigned to Entera all of its right, title and interest in and to the patent application that it had licensed to Entera since August 2010.  Under this agreement, Oramed Ltd. is entitled to receive from Entera royalties of 3% of Entera's net revenues (as defined in the agreement) and a license back of that patent application for use in respect of diabetes and influenza.

In March, 2011, we completed a private placement that commenced in November 2010, with a number of accredited investors pursuant to which we agreed to sell to the investors an aggregate of 10,487,500 units at a purchase price of $0.32 per unit for total consideration of $3,356,000. Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per share. We also issued 196,750 shares of common stock and warrants to purchase 70,863 shares of common stock as finders' fees in connection with the private placement. These amounts include the $250,000 investment by D.N.A.

In April 2011, we completed a private placement with a number of accredited investors pursuant to which we agreed to sell to the investors an aggregate of 1,124,375 units at a purchase price of $0.32 per unit for total consideration of $359,800.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per share.

Short Term Business Strategy

We plan to conduct further research and development on the technology covered by the patent application "Methods and Composition for Oral Administration of Proteins", which we acquired from Hadasit, as well as the other patents we have filed since.  Through our research and development efforts, we are seeking to develop an oral dosage form that will withstand the harsh chemical environment of the stomach or intestines and will be effective in delivering active insulin for the treatment of diabetes. The enzymes and vehicles that are added to the insulin in the formulation process must not modify chemically or biologically the insulin and the dosage form must be safe to ingest. We plan to continue to conduct clinical trials to show the effectiveness of our technology.  We intend to conduct the clinical trials necessary to file an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (the “FDA”). Additional clinical trials are planned in other countries such as Israel, India and South Africa, in order to substantiate our results as well as for purposes of making future filings for drug approval in these countries. We also plan to conduct further research and development by deploying our proprietary drug delivery technology for the delivery of other polypeptides in addition to insulin, and to develop other innovative pharmaceutical products, including an insulin suppository and use of rectal application for delivery of other polypeptides.

Long Term Business Strategy

If our oral insulin capsule or other drug delivery solutions show significant promise in clinical trials, we plan to ultimately seek a strategic commercial partner, or partners, with extensive experience in the development, commercialization, and marketing of insulin applications and/or other orally digestible drugs. We anticipate such partner or partners would be responsible for, or substantially support, late stage clinical trials (Phase III) to ensure regulatory approvals and registrations in the appropriate markets in a timely manner. We further anticipate that such partner, or partners, would also be responsible for sales and marketing of our oral insulin capsule in these markets. Such planned strategic partnership, or partnerships, may provide a marketing and sales infrastructure for our products as well as financial and operational support for global clinical trials, post marketing studies, label expansions and other regulatory requirements concerning future clinical development in the United States and elsewhere. Any future strategic partner, or partners, may also provide capital and expertise that would enable the partnership to develop new oral dosage form for other polypeptides. While our strategy is to partner with an appropriate party, no assurance can be given that any third party would be interested in partnering with us. Under certain circumstances, we may determine to develop one or more of our oral dosage form on our own, either world-wide or in select territories.

Other Planned Strategic Activities

In addition to developing our own oral dosage form drug portfolio, we are, on an on-going basis, considering in-licensing and other means of obtaining additional technologies to complement and/or expand our current product portfolio. Our goal is to create a well-balanced product portfolio that will enhance and complement our existing drug portfolio.

Product Development

Orally Ingestible Insulin: During fiscal year 2007 we conducted several clinical studies of our orally ingestible insulin. The studies were intended to assess both the safety/tolerability and absorption properties of our proprietary oral insulin. Based on the pharmacokinetic and pharmacologic outcomes of these trials, we decided to continue the development of our oral insulin product.

On November 15, 2007, we successfully completed animal studies in preparation for the Phase 1B clinical trial of our oral insulin capsule (ORMD0801).  On January 22, 2008, we commenced non-FDA approved Phase 1B clinical trials with our oral insulin capsule, in healthy human volunteers with the intent of dose optimization.  On March 11, 2008, we successfully completed our Phase 1B clinical trials.

On April 13, 2008, we commenced a non-FDA approved Phase 2A study to evaluate the safety and efficacy of our oral insulin capsule (ORMD0801) in type 2 diabetic volunteers at Hadassah Medical Center in Jerusalem. On August 6, 2008, we announced the successful results of this trial.

In July 2008 we were granted approval by the Institutional Review Board Committee of Hadassah Medical Center in Jerusalem to conduct a non-FDA approved Phase 2A study to evaluate the safety and efficacy of our oral insulin capsule (ORMD0801) on type 1 diabetic volunteers. On September 24, 2008, we announced the beginning of this trial. On July 21, 2009 we reported positive results from this trial. On September 14, 2010, we reported the successful results of an exploratory clinical trial testing the effectiveness of our oral insulin capsule (ORMD0801) in type 1 diabetes patients suffering from uncontrolled diabetes.  Unstable or labile diabetes is characterized by recurrent, unpredictable and dramatic blood glucose swings often linked with irregular hyperglycemia and sometimes serious hypoglycemia affecting type 1 diabetes patients.  This newly completed exploratory study was a proof of concept study for defining a novel indication for ORMD0801. The encouraging results justify further clinical development of ORMD0801 capsule application toward management of uncontrolled diabetes.

On April 21, 2009, we entered into a consulting service agreement with ADRES Advanced Regulatory Services Ltd. (“ADRES”), pursuant to which ADRES will provide services for the purpose of filing an IND application with the FDA for a Phase 2 study according to the FDA requirements. The FDA approval process and, if approved, registration for commercial use as an oral drug can take several years.

In May 2009, we commenced a non-FDA approved Phase 2B study in South Africa to evaluate the safety, tolerability and efficacy of our oral insulin capsule (ORMD0801) on type 2 diabetic volunteers. On May 6, 2010, we reported that the capsule was found to be well tolerated and exhibited a positive safety profile. No cumulative adverse effects were reported throughout this first study of extended exposure to the capsule. We are considering whether and when to conduct an additional non-FDA approved Phase 2B study in India.

On February 10, 2010, we entered into agreements with Vetgenerics Research G. Ziv Ltd., a clinical research organization (CRO), to conduct a toxicology trial on our oral insulin capsules.

GLP-1 Analog:

On September 16, 2008 we announced the launch of pre-clinical trials of ORMD 0901, a GLP-1 analog.  The pre-clinical trials include animal studies which suggest that the GLP-1 analog (exenatide -4) when combined with Oramed’s absorption promoters is absorbed through the gastrointestinal tract and retains its biological activity.

On September 9, 2009, we received approval from the Institutional Review Board (IRB) in Israel to commence human clinical trials of an oral GLP-1 analog. The approval was granted after successful pre-clinical results were reported. The trials are being conducted on healthy volunteers at Hadassah University Medical Center in Jerusalem. We anticipate that the results of these trials will be released in the near future.

Glucagon-like peptide-1 (GLP-1) is an incretin hormone - a type of gastrointestinal hormone that stimulates the secretion of insulin from the pancreas. The incretin concept was hypothesized when it was noted surprisingly that glucose ingested by mouth (oral) stimulated two to three times more insulin release than the same amount of glucose administered intravenously. In addition to stimulating insulin release, GLP-1 was found to suppress glucagon release (hormone involved in regulation of glucose) from the pancreas, slow gastric emptying to reduce the rate of absorption of nutrients into the blood stream, and increase satiety. Other important beneficial attributes of GLP-1 are its effects of increasing the number of beta cells (cells that manufacture and release insulin) in the pancreas and, possibly, protection of the heart.

Raw Materials:

Our oral insulin capsule is currently manufactured by Swiss Caps AG, under a Clinical Trail Manufacturing Agreement.

On July 5, 2010, our subsidiary entered into a Manufacturing Supply Agreement ("MSA") with Sanofi-Aventis Deutschland GMBH ("sanofi-aventis"). According to the MSA, sanofi-aventis will supply our subsidiary with specified quantities of recombinant human insulin to be used for clinical trials in the USA.

The raw materials required for the manufacturing of the capsule are purchased from third parties, under separate agreements.   We generally depend upon a limited number of suppliers for the raw materials.  Although alternative sources of supply for these materials are generally available, we could incur significant costs and disruptions in changing suppliers.  The termination of our relationships with our suppliers or the failure of these suppliers to meet our requirements for raw materials on a timely and cost-effective basis could materially adversely affect our business, prospects, financial condition and results of operations.

Patents and Licenses

We maintain a proactive intellectual property strategy which includes patent filings in multiple jurisdictions, including the United States and other commercially significant markets. We hold 34 patent applications currently pending with respect to various compositions, methods of production oral administration of proteins and exenatide. Expiration dates for pending patents will in 2026 – 2028.

Consistent with our strategy to seek protection in key markets worldwide, we have been and will continue to pursue the patent applications and corresponding foreign counterparts of such applications.  We believe that our success will depend on our ability to obtain patent protection for our intellectual property.

Our patent strategy is as follows:

•	Aggressively protect all current and future technological developments to assure strong and broad protection by filing patents and/or continuations in part as appropriate;

•	Protect technological developments at various levels, in a complementary manner, including the base technology, as well as specific applications of the technology; and

•	Establish comprehensive coverage in the U.S. and in all relevant foreign markets in anticipation of future commercialization opportunities.

The validity, enforceability, written supports, and breadth of claims in our patent applications involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications filed by us will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of the patents that have been or may be issued to us will be held valid or enforceable if subsequently challenged, or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of our technology or design around any patents that have been or may be issued to us. Since patent applications in the United States are maintained in secrecy for the initial period of time following filing, we also cannot be certain that others did not first file applications for inventions covered by our pending patent applications, nor can we be certain that we will not infringe any patents that may be issued to others on such applications.

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. Our policy is to require our employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, board of directors, technical review board and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We also require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Our success will also depend in part on our ability to commercialize our technology without infringing the proprietary rights of others. No assurance can be given that patents do not exist or could not be filed which would have an adverse affect on our ability to market our technology or maintain our competitive position with respect to our technology. If our technology components, products, processes or other subject matter are claimed under other existing United States or foreign patents or are otherwise protected by third party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our technology. There can be no assurances that we would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses could result in delays in marketing our proposed technology or the inability to proceed with the development, manufacture or sale of products requiring such licenses, which could have a material adverse affect on our business, financial condition and results of operations. If we are required to defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our development and commercialization of our technology.

Partnerships and Collaborative Arrangements

We believe that working together with strategic partners will expedite product formulation, production and approval.

On February 17, 2006, we entered into an agreement with Hadasit to provide consulting and clinical trial services.

On October 30, 2006, we entered into a Clinical Trial Manufacturing Agreement with Swiss Caps AG (“Swiss”), pursuant to which Swiss currently manufactures the oral insulin capsule developed by us.

During April 2008, we entered into a five year master services agreement with SAFC, an operating division of Sigma-Aldrich, Inc., pursuant to which SAFC is providing services for individual projects, which may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, pre-clinical services, pharmaceutical sciences services, and other research and development services.

On April 21, 2009, we entered into a consulting service agreement with ADRES, pursuant to which ADRES will provide services for the purpose of filing an IND application with the FDA for a Phase 2 study in accordance with FDA requirements. The FDA approval process and, if approved, registration for commercial use as an oral drug can take several years.

On July 8, 2009 we entered into an additional agreement with Hadasit, to facilitate additional clinical trials to be performed at Hadassah Medical Center in Jerusalem.

On February 10, 2010, we entered into agreements with Vetgenerics Research G. Ziv Ltd., a clinical research organization (CRO), to conduct a toxicology trial on our oral insulin capsules.

On May 2, 2010, we entered into an additional agreement with SAFC Pharma, a division of the Sigma-Aldrich Corporation, to develop a process to produce one of our oral capsule ingredients.

As mentioned above, on July 5, 2010, our subsidiary entered into an MSA with sanofi-aventis. According to the MSA, sanofi-aventis will supply our subsidiary with specified quantities of recombinant human insulin to be used for clinical trials in the USA.

Results of Operations

Going concern assumption

The accompanying financial statements have been prepared assuming that we will continue as a going concern. We have net losses for the period from inception (April 12, 2002) through May 31, 2011 of $13,774,259, as well as negative cash flow from operating activities. Based upon our existing spending commitments, estimated at $5.3 million for the twelve months following June 1, 2011, and our cash availability, we do not have sufficient cash resources to meet our liquidity requirements through May 31, 2011. Accordingly, these factors raise substantial doubt about our ability to continue as a going concern. Management is in the process of evaluating various financing alternatives as we will need to finance future research and development activities and general and administrative expenses through fund raising in the public or private equity markets. Although there is no assurance that we will be successful with those initiatives, management believes that it will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

The financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent on our ability to obtain additional financing as may be required and ultimately to attain profitability.

Critical accounting policies

Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements appearing at the beginning of this Quarterly Report. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which we prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Valuation of options and warrants: We granted options to purchase shares of our common stock to employees and consultants and issued warrants in connection with fund raising.

We account for share based payments in accordance with the guidance that requires awards classified as equity awards be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period, net of estimated forfeitures. We estimated forfeitures based on historical experience and anticipated future conditions.

We elected to recognize compensation cost for an award with only service conditions that has a graded vesting schedule using the accelerated method based on the multiple-option award approach.

When stock options are granted as consideration for services provided by consultants and other non-employees, the transaction is accounted for based on the fair value of the consideration received or the fair value of the stock options issued, whichever is more reliably measurable, pursuant to the guidance. The fair value of the options granted is measured on a final basis at the end of the related service period and is recognized over the related service period using the straight-line method.

Taxes on income: Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when those differences reverse. A valuation allowance in respect of deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have provided a full valuation allowance with respect to its deferred tax assets.

Regarding our subsidiary, Oramed Ltd., the guidance prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are measured from the local currency into dollars using historical exchange rates, and that result from changes in exchange rates or indexing for tax purposes. Consequently, the abovementioned differences were not reflected in the computation of deferred tax assets and liabilities.

Comparison of nine month and three month periods ended May 31, 2011 and 2010

The following table summarizes certain statements of operations data for the Company for the nine month and three month periods ended May 31, 2011 and 2010:

	Nine months ended		Three months ended
Operating Data:	May 31, 2011	May 31, 2010	May 31, 2011	May 31, 2010

Research and development costs	$869,166	$871,285	$241,350	$355,228
General and administrative expenses	971,143	944,074	350,127	450,730
Gain on sale of investment	(1,033,004)		(1,033,004)
Financial (income) expense, net	(19,100)	(4,136)	(15,843)	261
Net loss (income) for the period	$788,205	$1,811,223	$(457,370)	$806,219

Loss (income) per common share
basic and diluted	$0.01	$0.03	$(0.01)	$0.01
Weighted average common shares outstanding
basic	63,278,472	57,349,130	69,049,995	57,466,907
diluted	63,278,472	57,349,130	72,410,339	57,466,907

Research and development expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, payroll taxes, employee benefits, costs of registered patents materials, supplies, the cost of services provided by outside contractors, including services related to our clinical trials, clinical trial expenses, the full cost of manufacturing drug for use in research, preclinical development. All costs associated with research and development are expensed as incurred.

Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. We outsource a substantial portion of our clinical trial activities, utilizing external entities such as contract research organizations, independent clinical investigators, and other third-party service providers to assist us with the execution of our clinical studies. For each clinical trial that we conduct, certain clinical trial costs are expensed immediately, while others are expensed over time based on the expected total number of patients in the trial, the rate at which patients enter the trial, and the period over which clinical investigators or contract research organizations are expected to provide services.

Clinical activities which relate principally to clinical sites and other administrative functions to manage our clinical trials are performed primarily by contract research organizations ("CROs"). CROs typically perform most of the start-up activities for our trials, including document preparation, site identification, screening and preparation, pre-study visits, training, and program management.

Clinical trial and pre-clinical trial expenses include regulatory and scientific consultants’ compensation and fees, research expenses, purchase of materials, cost of manufacturing of the oral insulin capsules, payments for patient recruitment and treatment, costs related to the maintenance of our registered patents, costs related to the filings of patent applications, as well as salaries and related expenses of research and development staff.

In August 2009, Oramed Ltd., our wholly owned Israeli subsidiary, was awarded a government grant amounting to a total net amount of NIS 3.1 million (approximately $813,000), from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel (the "OCS"), which the OCS designated for research and development expenses for the period of February 2009 to June 2010.  The funds were used by Oramed Ltd. to support further research and development and clinical study of its oral insulin capsule and Oral GLP1-analog. In December 2010, Oramed Ltd., was awarded another grant amounting to a total net amount of NIS 2.9 million (approximately $807,000) from the OCS, which was designated for research and development expenses for the period of July 2010 to June 2011.  Oramed Ltd. plans to use the funds to support further research and development and clinical study of its oral insulin capsule and Oral GLP1-analog.  Our grants from the OCS are subject to repayment according to the terms determined by the OCS and applicable law.  See "Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – Government Grants" in our Annual Report on Form 10-K for the year ended August 31, 2010, and filed with the SEC on November 29, 2010.

During the nine months ended May 31, 2011, research and development expenses totaled $869,166, compared to $871,285 for the nine months ended May 31, 2010. The minor decrease is mainly attributable to a decrease in payroll and consulting fees. The research and development costs include stock based compensation costs, which during the nine months ended May 31, 2011 totaled $210,847, as compared to $212,385 during the nine months ended May 31, 2010.

The decrease in research and development expenses during the three months ended May 31, 2011 as compared to the three months ended May 31, 2010 is mainly attributed to a decrease in stock based compensation costs.

Government Grants

In the nine and three months ended May 31, 2011, we recognized research and development grants in an amount of $277,642 and $68,968, respectively. As of May 31, 2011, we had no contingent liabilities to the OCS.

General and administrative expenses

General and administrative expenses include the salaries and related expenses of our management, consulting costs, legal and professional fees, traveling, business development costs, insurance expenses and other general costs.

For the nine months ended May 31, 2011, general and administrative expenses totaled $971,143, compared to $944,074 for the nine months ended May 31, 2010. Costs incurred related to general and administrative activities during the nine months ended May 31, 2011, reflect an increase in professional fee expenses which was partly offset by a decrease in stock based compensation costs. During the nine months ended May 31, 2011, as part of our general and administrative expenses, we incurred $225,899 related to stock options granted to employees and consultants, as compared to $319,943 during the nine months ended May 31, 2010.

The decrease in general and administrative expenses during the three months ended May 31, 2011, as compared to the three months ended May 31, 2010, is attributable to a decrease in stock based compensation costs.

Financial income/expense, net

During the nine months ended May 31, 2011 and 2010, we generated interest income on available cash and cash equivalents and on short term bank deposits which was offset by bank charges and imputed interest.

Liquidity and Capital Resources

Since inception through May 31, 2011, we incurred losses in an aggregate amount of $13,774,259. Since inception through May 31, 2011, we have financed our operations through the private placements of equity and debt financings, raising a total of $11,655,693, net of transaction costs. We will seek to obtain additional financing through similar sources. As of May 31, 2011, we had $1,920,132 of available cash as well as $1,795,765 in short term interest bearing investments. We anticipate that we will require approximately $5.3 million to finance our activities during the twelve months following June 1, 2011.

Management is in the process of evaluating various financing alternatives as we will need to finance future research and development activities and general and administrative expenses through fund raising in the public or private equity markets. Although there is no assurance that we will be successful with those initiatives, management believes that it will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders as well as receive additional funding from the OCS.

Our financing activity during the nine months ended May 31, 2011, included the following:

•	On September 11, 2010 and January 11, 2011, we issued 353,714 shares of our common stock, valued at $119,800, in the aggregate, to Swiss Caps AG as remuneration for services rendered.

•
Between November 2010 and March 2011, we held a private placement with a number of “accredited investors” as defined in Rule 501(a) of Regulation D, pursuant to which we agreed to sell to the investors an aggregate of 10,487,500 units at a purchase price of $0.32 per unit for total consideration of $3,356,000.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per Share. These amounts include the $250,000 investment by D.N.A.

•
On March 31, 2011, we consummated a securities purchase agreement with D.N.A for the sale of 781,250 shares of common stock and warrants to purchase up to 273,438 shares of common stock, for a total purchase price of $250,000 in cash.  The shares and warrants were sold in units at a price per unit of $0.32, each unit consisting of one share of common stock and a warrant to purchase 0.35 of a share of common stock. The warrants have an exercise price of $0.50 per share, subject to adjustment, and a term of five years commencing from the closing of the transaction.  D.N.A's $250,000 investment in Oramed is included in the private placement described in the immediately preceding paragraph.

•
In April 2011, we completed a private placement with a number of accredited investors pursuant to which we agreed to sell to the investors an aggregate of 1,124,375 units at a purchase price of $0.32 per unit for total consideration of $359,800.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per share.

•	In May 2011, we issued 176,923 shares of our common stock, valued at $47,769, in the aggregate, to Swiss Caps AG as remuneration for services rendered in the past.

•	In May 2011, we issued 200,000 shares of our common stock, valued at $60,000, in the aggregate, to New Castle Consulting, LLC as remuneration for services to be rendered.

Employee's and Consultant’s Stock Options and Warrants

Employee and consultant stock options grant and warrant issuance activities for the nine months ended May 31, 2011, include the following:

•
On February 15, 2011, we granted options under the 2008 Stock Incentive Plan to purchase up to 250,000 shares of our common stock at an exercise price of $0.50 to a consultant. The option vest in five annual installments commencing February 16, 2012 and expire on February 16, 2021.  The initial fair value of the option on the date of grant, was $71,495, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 113.80%; risk-free interest rates of 3.42%; and the remaining contractual life of 10 years. The fair value of the options granted is measured on a final basis at the end of the related service period and is recognized over the related service period using the straight-line method.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Planned Expenditures

The estimated expenses referenced herein are in accordance with our business plan. Since our technology is still in the development stage, it can be expected that there will be changes in some budgetary items. Our planned expenditures for the twelve months beginning June 1, 2011 are as follows:

Category:	Amount

Research and development costs, net of OCS funds	$4,402,000
General and administrative expenses	906,000
Financial income, net	(1,000)
Taxes on income	-
Total	$5,307,000

As previously indicated, we are planning to conduct further clinical studies as well as file an IND application with the FDA for our orally ingested insulin. Our ability to proceed with these activities is dependent on several major factors including the ability to attract sufficient financing on terms acceptable to us.

Employment and Consulting Agreements

On January 2, 2011, the Company entered into a consulting agreement with a third party (the "Advisor”) for a period of 24 months, pursuant to which the Advisor will provide financial services, advice and assistance in connection with fund raisings in the public or private equity markets. In consideration for the services provided the Advisor will be entitled to monthly fee of $3,500 payable in cash in respect of the first 18 months of the term of this agreement and subject to the closing of the Company's first round of financing conducted by the Advisor, a certain finders fee on financing transactions conducted by the Advisor and a warrant to purchase up to 2,000,000 shares of the Company. The warrant will have a term of five years and an exercise price of $0.50 per Share. The warrant will vest and be exercisable only upon achieving certain milestones, with respect to the Company’s market capitalization and trading volume, prior to the second anniversary of the date of issuance, as determined in the agreement. The warrants were granted on March 16, 2011, however a final measurement date used for measuring the cost will not be determined until the milestones are met.

On February 15, 2011, the Subsidiary entered into a consulting agreement with a third party (the “Consultant”) for a period of five years, pursuant to which the Consultant will provide consultation on scientific and clinical matters. The Consultant is entitled to a fixed monthly fee of $8,000, royalties of 8% of the net royalties actually received by the Subsidiary in respect of the patent that was sold to Entera on February 22, 2011, and an option to purchase up to 250,000 shares of common stock, par value $0.001 per share, of the Company at an exercise price of $0.50 per share, as disclosed above in "Employee's and Consultant’s Stock Options and Warrants"

On May 13, 2011, the Company entered into a consulting agreement with a third party ("the Consultant”) for a period of 12 months, pursuant to which the Consultant will provide investors relations services and will be entitled to a cash monthly fee of $4,000, that may be increased up to $10,000 upon the completion of a $5,000,000 capital raise by the Company. In addition, the Consultant is entitled to a warrant to purchase up to 32,000 shares of the Company. The warrant will have a term of five years and an exercise price of $0.50 per Share and will vest in 12 installments in the period from October 2011 to May 2016.

ITEM 3 – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide the information required by this Item.

ITEM 4 - CONTROLS AND PROCEDURES

(a)   Disclosure Controls and Procedures

Our management, including our chief executive officer and chief financial officer, has evaluated the effectiveness of our disclosure controls and procedures as of May 31, 2011. Based on such review, our chief executive officer and chief financial officer have determined that in light of their conclusion with respect to the effectiveness of our internal control over our financial reporting as of such date, that the Company did not have in place effective controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure, and is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.

 (c)   Changes in Internal Control over Financial Reporting

 There were no changes in our internal controls over financial reporting identified in connection with the evaluation thereof that occurred during the nine months ended May 31, 2011 that have materially affected, or are reasonable likely to materially affect our internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1 - LEGAL PROCEEDINGS

From time to time we may become subject to litigation incidental to our business. We are not currently a party to any material legal proceedings.
ITEM 1A – RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below, together with the more comprehensive list of risk factors contained in Item 1A of our Annual Report on Form 10-K for the year ended August 31, 2010, as filed with the SEC on November 29, 2010 and in our other filings with the SEC, before making an investment decision. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of such risks. The value of our securities could decline as a result of any of such risks.  You could lose all or part of your investment in our securities. Some of the statements made in the Risk Factors set forth below and in our annual report are forward looking statements.

There is substantial doubt as to our ability to continue as a going concern.

Our financial statements were prepared on the assumption that we will continue as a going concern. We estimate that our cash reserves will not be sufficient to permit us to continue at our anticipated level of operations for our fiscal year ending August 31, 2011. During 2011, we plan to increase research and development, product development, and administrative expenses relating to our business, including expenses related to research and development related to our oral delivery platform. We intend to use our cash reserves, as well as other funds in the event that they shall become available on commercially reasonable terms, to finance these and other activities, although we can provide no assurance that these additional funds will be available in the amounts or at the times we may require. If sufficient capital is not available, we would likely be required to scale back or terminate our research and development efforts.  See “Risk Factors — We will need substantial additional capital in order to satisfy our business objectives.”

We will need substantial additional capital in order to satisfy our business objectives.

To date, we have financed our operations principally through offerings of securities exempt from the registration requirements of the Securities Act. We believe that our available resources and cash flow will be sufficient to meet our anticipated working capital needs for a minimum of six months from the date hereof. We estimate that we will require substantial additional financing at various intervals in order to continue our research and development programs, including significant requirements for operating expenses including intellectual property protection and enforcement, for pursuit of regulatory approvals, and for commercialization of our products. We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all.  In the event that we are unable to obtain such financing, we will not be able to fully develop and commercialize our technology. Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;

•	costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions;

•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and

•	effects of commercialization activities and facility expansions if and as required.

If we cannot secure adequate financing when needed, we may be required to delay, scale back or eliminate one or more of our research and development programs or to enter into license or other arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop ourselves and commercialize ourselves. In such event, our business, prospects, financial condition, and results of operations may be adversely affected as we may be required to scale-back, eliminate, or delay development efforts or product introductions or enter into royalty, sales or other agreements with third parties in order to commercialize our products.

ITEM 2 – UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

(a)
On September 11, 2010 and January 11, 2011, we issued 353,714 shares of our common stock, valued at $119,800, in the aggregate, to Swiss Caps AG as remuneration for services rendered. These transactions were not registered under the Securities Act of 1933, as amended (the “Securities Act”).  The issuances were not public offerings within the meaning of Section 4(2) of the Securities Act, and were therefore deemed exempt from registration.  There were no underwriting fees or commissions associated with these transactions.

(b)
Between November 2010 and March 2011, we completed a private placement with a number of “accredited investors” as defined in Rule 501(a) of Regulation D, pursuant to which we agreed to sell to the investors an aggregate of 10,487,500 units at a purchase price of $0.32 per unit for total consideration of $3,356,000.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per Share. These amounts include the $250,000 investment by D.N.A made in connection with our technology transaction on March 31, 2011.

(c)
On March 31, 2011, we consummated a securities purchase agreement with D.N.A for the sale of 781,250 shares of common stock and warrants to purchase up to 273,438 shares of common stock, for a total purchase price of $250,000 in cash.  The shares and warrants were sold in units at a price per unit of $0.32, each unit consisting of one share of common stock and a warrant to purchase 0.35 of a share of common stock. The warrants have an exercise price of $0.50 per share, subject to adjustment, and a term of five years commencing from the closing of the transaction.  D.N.A's $250,000 investment in Oramed is included in the private placement described in the immediately preceding paragraph.

(d)
In April 2011, we completed a private placement with a number of “accredited investors” as defined in Rule 501(a) of Regulation D, pursuant to which we agreed to sell to the investors an aggregate of 1,124,375 units at a purchase price of $0.32 per unit for total consideration of $359,800.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per share.

(e)	In May 2011, we issued 176,923 shares of our common stock, valued at $47,769, in the aggregate, to Swiss Caps AG as remuneration for services rendered in the past.

(f)	In May 2011, we issued 200,00 shares of our common stock, valued at $60,000, in the aggregate, to New Castle Consulting, LLC as remuneration for services to be rendered.

ITEM 6 - EXHIBITS

Number	Exhibit
(3)	Articles of Incorporation and By-laws
3.1	Certificate of Incorporation (incorporated by reference from our current report on Form 8-K filed March 14, 2011).
3.2	Bylaws (incorporated by reference from our current report on Form 8-K filed on March 14, 2011).
3.3	Articles of Merger filed with the Nevada Secretary of State on March 29, 2006 (incorporated by reference to our current report on Form 8-K filed on April 10, 2006).
(4)	Instruments defining rights of security holders, including indentures
4.1	Specimen Stock Certificate (incorporated by reference from our Registration Statement on Form SB-2, filed on November 29, 2002).
4.2	Form of warrant certificate (incorporated by reference from our current report on Form 8-K filed on June 18, 2007)
(10)	Material Contracts
10.1
Securities Purchase Agreement, between Oramed Pharmaceuticals Inc. and Attara Fund, Ltd., dated as of December 21, 2010 (incorporated by reference from our current report on Form 10-Q filed January 13, 2011).

10.2	Common Stock Purchase Warrant issued to Attara Fund, Ltd. on January 10, 2011 (incorporated by reference from our current report on Form 10-Q filed January 13, 2011).
10.3
Share Purchase Agreement dated February 22, 2011, between Oramed Ltd. and D.N.A Biomedical Solutions Ltd. (incorporated by reference from our Registration Statement on Form S-1, filed on March 25, 2011).

10.4	Patent Transfer Agreement dated February 22, 2011, between Oramed Ltd. and Entera Bio Ltd. (incorporated by reference from our Registration Statement on Form S-1, filed on March 25, 2011).
10.5	Form of Securities Purchase Agreement used in 2010-2011 private placement round (incorporated by reference from our Registration Statement on Form S-1, filed on March 25, 2011).
10.6	Form of Common Stock Purchase Warrant used in 2010-2011private placement round (incorporated by reference from our Registration Statement on Form S-1, filed on March 25, 2011).
10.7
Form of Indemnification Agreements dated March 11, 2011, between our company and each of our directors and officers (incorporated by reference from our definitive proxy statement on Schedule 14A filed on January 31, 2011).

(31)	Section 302 Certification
31.1 *	Certification Statement of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2 *	Certification Statement of the Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
(32)	Section 906 Certification
32.1 *	Certification Statement of the Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act Of 2002
32.2 *	Certification Statement of the Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act Of 2002
  __________________
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ORAMED PHARMACEUTICALS INC. Registrant

Date: July 13, 2011	By:	/s/ Nadav Kidron
Nadav Kidron
President, Chief Executive Officer and Director

Date: July 13, 2011	By:	/s/ Yifat Zommer
Yifat Zommer
Chief Financial Officer